Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Highpower International, Inc. and subsidiaries (the “Company”) on Form S-8 (File No.333-157443) and Form S-3 (File No. 333-192168) of our report dated March 29, 2016 with respect to our audits of the consolidated financial statements of the Company as of December 31, 2015 and 2014, and for the years ended December 31, 2015 and 2014, which report is included in this Annual Report on Form 10-K of the Company for the years ended December 31, 2015 and 2014.

/s/ Marcum Bernstein & Pinchuk LLP

New York, New York

March 29, 2016